SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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VASCULAR SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

___________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Fellow Shareholder:

You are cordially invited to attend the 2008 annual meeting of shareholders of Vascular Solutions, Inc., which will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota beginning at 3:30 p.m. on Tuesday, April 22, 2008.

This booklet contains your official notice of the 2008 annual meeting of shareholders and a proxy statement that includes information about matters to be acted upon at the annual meeting. Officers and directors of Vascular Solutions, Inc. will be at the meeting to review the company’s operations and to answer questions and discuss matters that may properly arise.

Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

I sincerely hope that you will be able to attend our annual meeting to review the past year and our future plans.

Sincerely,

Howard C. Root

Chief Executive Officer

March 21, 2008

VASCULAR SOLUTIONS, INC.

6464 Sycamore Court

Minneapolis, Minnesota 55369

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2008

The 2008 annual meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation, will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota, beginning at 3:30 p.m. on Tuesday, April 22, 2008 for the following purposes:

1.	To elect seven directors to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.
2.	To ratify the appointment of Virchow, Krause & Company, LLP as our independent registered public accounting firm for 2008.
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that an affirmative vote be cast in favor of all director nominees and for ratification of the independent registered public accounting firm.

Only holders of record of common stock at the close of business on February 25, 2008 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

It is important that your shares of common stock be represented at the annual meeting. You are urged to complete, sign and date the accompanying proxy card, which is solicited by the Board of Directors of Vascular Solutions, and mail it promptly in the enclosed envelope. Your proxy will not be used if you attend the annual meeting and vote in person.

By Order of the Board of Directors

James Hennen

Secretary

March 21, 2008

IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU.

PROXY STATEMENT

This proxy statement is provided in connection with the 2008 annual meeting of shareholders of Vascular Solutions, Inc. and any adjournment or postponement of the meeting. The accompanying proxy is solicited by our Board of Directors. This proxy statement and the accompanying form of proxy are first being sent or given to shareholders on or about March 21, 2008.

Record Date; Shareholders Entitled to Vote; Quorum

Holders of record of the shares of our common stock at the close of business on February 25, 2008, will be entitled to vote on all matters at the annual meeting. Each share of common stock will be entitled to one vote, and there is no cumulative voting. On February 25, 2008, a total of 15,752,836 shares of common stock were outstanding. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

Voting Your Shares

Our Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Howard Root and James Hennen to vote your shares. If your proxy is properly signed and dated, it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by giving us notice of revocation, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting.

How Proxies Are Counted

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the nominees and for ratification of the independent registered public accounting firm. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

Our Board of Directors knows of no other matters to be presented for action at the annual meeting other than those set forth herein. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.

Cost of Solicitation

All expenses in connection with this solicitation will be paid by Vascular Solutions. Our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently has eight members. Mr. Robert Paulson, one of our current directors, is not standing for re-election at the 2008 annual meeting of shareholders. The Board of Directors has determined to decrease the size of the Board from eight to seven directors. Therefore, seven directors have been nominated for election to our Board of Directors at the 2008 annual meeting of shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). In the unlikely event that the nominees are unable to stand for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

Information regarding the nominees to the Board of Directors is set forth below.

John Erb, age 59, has served on our Board of Directors since October 2002. Mr. Erb has over 30 years of experience in the medical device industry. Mr. Erb has served as the Chief Executive Officer of Cardia Access, Inc., a medical device company involved in developing new devices for the treatment of heart disease, since February 2007. During 2007 Mr. Erb served as Executive Chairman of the Board of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure, and from 2001 through 2006, Mr. Erb served as Chief Executive Officer of CHF Solutions, Inc. From 1997 through 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents. IntraTherapeutics was acquired by Sulzer Medica in 2001. Previously, Mr. Erb was Vice President of Worldwide Operations for Schneider Worldwide, a division of Pfizer, Inc. Mr. Erb also serves as a director of CryoCath Technologies, Inc. and SenoRx, Inc., as well as several private companies.

Michael Kopp, age 51, has served on our Board of Directors since November 2000. Mr. Kopp has over 20 years of experience in the medical device industry. He has been a private investor and industry consultant since September 1999. From April 1995 to August 1999, Mr. Kopp was President and Chief Executive Officer of IsoStent, Inc., a medical device company which was acquired by Johnson and Johnson. From January 1994 to March 1995 Mr. Kopp was President and Chief Executive Officer of Devices for Vascular Intervention, Inc., a medical device company which was acquired by Eli Lilly and Company. Mr. Kopp also serves as Chairman of the Board of Spiration, Inc.

Richard Nigon, age 60, has served on our Board of Directors since November 2000. Mr. Nigon is currently the President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies, a position he has held since May 2007. From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard (“MJSK”), a privately held investment firm. In December 2006, MJSK was acquired by Stifel Nicolaus and Mr. Nigon became a Managing Director of Private Placements until May 2007. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, where he served as partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing industries. Mr. Nigon is also a Director of Restore Medical, Inc. and Virtual Radiologic Corporation.

Paul O’Connell, age 55, has served on our Board of Directors since January 2002. Mr. O’Connell has served as President of B. Braun Interventional Systems, Inc., since January 2007 and was previously the Vice President of the Vascular Interventional Products Group of B. Braun Medical, an international medical device company, from July 2001 to December 2006. From 1999 through 2001, Mr. O’Connell provided marketing and technical support consulting services to medical device companies. Mr. O’Connell was the owner of Sablier, a medical device company, from 1998 through 1999 where he developed new technologies for the treatment of thromboembolic diseases and for distal protection during carotid endartorectomy. From 1993 through 1998, Mr. O’Connell was Vice-President and General Manager of the Vena Tech division of B. Braun Medical, a medical device business he originally co-founded in 1988 and sold to B. Braun Medical in 1993.

Howard Root, age 47, has served as our Chief Executive Officer and a member of our Board of Directors since he co-founded Vascular Solutions in February 1997. From 1990 to 1995, Mr. Root was employed by ATS Medical, Inc., a mechanical heart valve company, most recently as Vice President and General Counsel. Prior to joining ATS Medical, Mr. Root practiced corporate law, specializing in representing emerging growth companies, at the law firm of Dorsey & Whitney LLP for over five years.

Jorge Saucedo, age 44, has served on our Board of Directors since April 2006. Dr. Saucedo is the Associate Professor of Medicine; Vice Chief, Clinical Affairs, Cardiovascular Section, and Director, Cardiac Catheterization Laboratories at the University of Oklahoma Health Sciences Center where he has served since 2002. From 1998 to 2002, Dr. Saucedo was the Assistant Professor of Internal Medicine, and Director, Catheterization Laboratories at the University of Arkansas For Medical Sciences. Dr. Saucedo’s post graduate work includes fellowships in interventional cardiology at Washington Hospital Center in Washington, D.C. and the University of Michigan Hospitals, Ann Arbor as well as a cardiology fellowship at Instituto Nacional de Cardiologia “Ignacio Chávez,” Mexico City, Mexico.

Charmaine Sutton, age 48, has served on our Board of Directors since July 2007. Ms. Sutton is an expert in regulatory strategies for gaining market authorization of Class II and III devices and diagnostics, and in the development, implementation, troubleshooting and improvement of ISO 13485 and FDA QSR quality systems. Since 1991, Ms. Sutton has been principal consultant and co-founder of The Tamarack Group, an association of consultants assisting developers and manufacturers of medical devices, diagnostics, pharmaceuticals, biologics and combination products with regulatory and quality system activities. Prior to co-founding The Tamarack Group, Ms. Sutton held Director and VP level Engineering, Regulatory, Quality and Clinical positions in start-up companies, and was a research scientist in the laser fusion program at Lawrence Livermore National Laboratory. Currently, Ms. Sutton is an adjunct instructor for the Regulatory Affairs and Services graduate program at St. Cloud State University.

The Board of Directors has determined that all of the members of the Board are “independent” directors under the current NASDAQ Global Market listing standards, other than Mr. Root who is not independent because he is employed by Vascular Solutions as our Chief Executive Officer.

In assessing the independence of our directors, our Board of Directors carefully considered all of the transactions, relationships and arrangements between Vascular Solutions and its independent directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with Vascular Solutions and our management. The only relationship that came to the attention of the Board this year during this review was our multi-year contract with B. Braun Medical, Inc. for the purchase of D-Stat Dry hemostatic bandages. One of our directors, Mr. Paul O’Connell, is the president of a subsidiary of B. Braun Medical. B. Braun Medical is a large, multinational medical products company with over 29,000 employees worldwide. In fiscal 2007, 2006, and 2005, Vascular Solutions sold $489,000, $518,000, and $419,000 of product to B. Braun Medical. The Board determined that this relationship did not impair Mr. O’Connell’s independence because his indirect interest in this transaction between Vascular Solutions and B. Braun was not material, and the amounts involved were immaterial to Vascular Solutions and the affiliated company when compared to their annual gross revenues. The Board also determined that there was no transaction, relationship or arrangement between Vascular Solutions and our independent directors or the independent directors’ affiliated companies which could influence the director’s impartial judgment as a director of Vascular Solutions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

In accordance with Minnesota law, the nominees for election as directors at the 2008 annual meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the seven nominees receiving the highest number of votes FOR his/her election. Proxies will be voted FOR the nominees unless otherwise specified.

CORPORATE GOVERNANCE

Meetings Attendance

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. All of our directors attended our 2007 annual meeting. During 2007, the Board of Directors held five meetings. Each director holding office during the year attended at least 75% of the total number of meetings of the Board of Directors (held during the period for which they were a director) and committees of the Board on which they served.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee, which are described below. Each of the committees has adopted and operates under a written charter. The charters can be found on our website at www.vascularsolutions.com by clicking under “Investor Relations.” The Board of Directors does not have a Nominating Committee or a Nominating Committee charter. The Board believes that the entire Board of Directors should be involved in nominating directors.

The Board of Directors has an Audit Committee composed of Mr. Erb, Mr. Nigon and Ms. Sutton, all of whom are “independent” under the current NASDAQ Global Market listing standards and the rules of the Securities and Exchange Commission (the “SEC”). Ms. Sutton was appointed to the Audit Committee in January 2008. The Board has identified Mr. Erb and Mr. Nigon as meeting the definition of an “audit committee financial expert” as established by the SEC. The Audit Committee’s responsibilities include facilitating our relationship with our independent registered public accounting firm; reviewing and assessing the performance of our accounting and finance personnel; communicating to our Board of Directors the results of work performed by and issues raised by our independent registered public accounting firm and legal counsel; and evaluating our management of assets and reviewing policies relating to asset management. The Audit Committee held four meetings during 2007.

The Board of Directors has a Compensation Committee composed of Mr. Kopp, Mr. Saucedo and Mr. O’Connell, all of whom are “independent” under the current NASDAQ Global Market listing standards. Mr. Saucedo was appointed to the Compensation Committee in January 2008. Mr. Kopp currently serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals, and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee considers recommendations from our Director of Human Resources with respect to the goals and compensation of the executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive officer compensation are reviewed by the Board of Directors and approved by the Compensation Committee. The Compensation Committee held two meetings during 2007.

The Board of Directors is responsible for determining the slate of director nominees for election by shareholders. All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by our shareholders at the next annual meeting.

The Board of Directors determines the required selection criteria and qualifications of director nominees based upon the needs of Vascular Solutions at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and medical technologies. In general, candidates will be preferred who hold an established executive level position in the medical field, finance, law, education, research or government. The Board of Directors will consider these criteria for nominees identified by the Board, by shareholders, or through some other source. When current Board members are considered for nomination for re-election, the Board also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Board of Directors will consider qualified candidates for possible nomination that are recommended by our shareholders. Shareholders wishing to make such a recommendation may do so by sending the following information to the Board of Directors c/o Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, MN 55369: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Board of Directors conducts a process of making an assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other information. On the basis of information learned during this process, the Board of Directors determines which nominee(s) to submit for election at the next annual meeting. The Board uses the same process for evaluating all nominees, regardless of the original source of the nomination.

We have a formal process for shareholder communications with the Board to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Shareholders who wish to communicate with the Board of Directors may do so by writing to: Vascular Solutions, Inc., Board of Directors, 6464 Sycamore Court, Minneapolis, MN 55369.

No candidates for director nominations were recommended to the Board of Directors by any shareholder in connection with the 2008 annual meeting. Any shareholder desiring to recommend a director candidate for consideration by the Board of Directors for our 2009 annual meeting must do so prior to November 21, 2008 in order to provide adequate time to duly consider the nominee.

Director Compensation

To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation at companies in the Compensation Peer Group (as defined on page 9);
•	survey data collected by our human resources department; and
•	information obtained directly from other companies.

During 2007, we paid our non-employee directors $1,500 for each meeting attended in person, and $500 for each meeting attended by telephone. In addition, we paid our non-employee committee members an additional $500 for each meeting attended in person or by telephone. Each non-employee director also receives an option to purchase 10,000 shares of our common stock on the date of his or her initial election to our Board of Directors and the date of each re-election thereafter with an exercise price equal to fair market value of our common stock on such date.

Directors who are also our employees do not receive cash or equity compensation for services on the Board of Directors in addition to compensation payable for their services as an employee of Vascular Solutions.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Gary Dorfman (2)	3,000	2,035	5,035
John Erb	9,500	43,807	53,307
Michael Kopp	5,500	43,807	49,307
Richard Nigon	9,500	43,807	53,307
Paul O’Connell	6,500	43,807	50,307
J. Robert Paulson, Jr.	10,000	43,807	53,807
Jorge Saucedo	7,500	43,807	51,307
Charmaine Sutton	3,000	34,438	37,438

(1)

The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2007 consolidated statement of operations for the fiscal year. The assumptions used to determine this compensation expense can be found in Footnote 2 of our December 31, 2007 consolidated financial statements filed with our 10-K. Each director other than Ms. Sutton was granted 10,000 stock options at the annual shareholder meeting held on April 24, 2007. Ms. Sutton was granted 10,000 stock options upon her election to the board on July 27, 2007. All of these stock options vest over a 12 month period and expire after 10 years. The grant date fair value of the April 2007 option awards was determined to be $45,013 based on a $9.41 per share fair market value on the April 24, 2007 date of the grant. The grant date fair value of the July 2007 option award was determined to be $45,259 based on a $9.58 per share fair market value on the July 27, 2007 date of the grant. Each director had the following number of stock option awards outstanding at December 31, 2007: John Erb, Michael Kopp and Paul O’Connell each had 40,000 options outstanding; Richard Nigon had 70,000 options outstanding; Robert Paulson had 30,000 options outstanding; Jorge Saucedo had 27,000 options outstanding; and Charmaine Sutton had 10,000 options outstanding. None of our non-employee directors had restricted stock awards outstanding at December 31, 2007.

(2)	Mr. Dorfman’s board service ended on April 24, 2007, the date of the 2007 annual meeting of shareholders. At December 31, 2007 Mr. Dorfman had 2,500 options outstanding.

Director compensation was set in 2002 and has not changed since that time. Since 2002, boards of directors of public companies have assumed new responsibilities that include compliance with Sarbanes Oxley legislation. Because of these added responsibilities, the Board of Directors reviewed the Board members compensation package. After this review, the Board of Directors approved changes to our non-employee director compensation. The new compensation will be effective after the Board of Directors meeting on April 22, 2008. We will then pay our non-employee directors an annual retainer of $10,000. Our non-employee directors will also be paid $2,000 per board meeting attended in person and $500 for each meeting attended by telephone. For the Audit Committee, the chairman will receive an annual retainer of $5,000, and the other committee members will each receive an annual retainer of $2,000. Each Audit Committee member will also receive $500 for each committee meeting attended. For the Compensation Committee, the chairman will receive an annual retainer of $3,000, and the other committee members will each receive an annual retainer of $1,000. Each Compensation Committee member will also receive $500 for every committee meeting attended. The retainer and meeting fees will be paid on a quarterly basis in April, July, October and January for each year of service on the Board of Directors. We will continue to reimburse directors for out-of-pocket expenses incurred in attending board meetings. Concerning the equity compensation for non-employee directors, the Board of Directors did not make any changes. As such, each non-employee director will continue to receive an option to purchase 10,000 shares of our common stock on the date of his or her initial election to our Board of Directors and the date of each re-election thereafter with an exercise price equal to the fair market value of our common stock on such date. We did not engage a compensation consultant to help us determine the new director compensation.

The Board of Directors did not change the compensation for directors who are also employees. As such, directors who are also our employees do not receive cash or equity compensation for services on the Board of Directors in addition to compensation payable for their services as an employee of Vascular Solutions.

Related Person Transaction Policy

Our Code of Business Ethics and Conduct (the “Code”) provides that our Ethics Officer and the Chair of our Audit Committee are responsible for monitoring and reviewing all matters involving potential conflicts of interest, including all related person transactions. The Code also provides that the prior approval of our Board of Directors or our Ethics Officer is required with respect to any such conflict of interest or related party transaction. The Board of Directors has designated the Vice President of Regulatory Affairs as the Ethics Officer to ensure adherence to the Code. While serving in this capacity, the Ethics Officer reports directly to the Board of Directors. Deborah Neymark is currently our Ethics Officer. All directors, officers, and employees are required to read the Code and sign a compliance certificate.

Under the Code our directors, officers, and employees are required to report, in person or in writing, any conflict of interest or related party transaction to either the Ethics Officer or the Chair of the Audit Committee. Our Ethics Officer is authorized to investigate and determine an appropriate response for all matters arising under the Code including conflicts of interest and related party transactions.

During fiscal 2007, we did not participate in any related party transactions which were required to be disclosed under the rules of the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our existing medical devices and develop new products. The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Compensation Committee believes executive compensation packages provided by the company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Overview of Compensation and Process

The Compensation Committee has worked with management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering the company’s strategic goals. In doing so, the company instituted its compensation programs to achieve the following goals:

•	align the interests of management with those of shareholders;
•	provide fair and competitive compensation;
•	integrate compensation with the company’s business plans;
•	reward both business and individual performance; and
•	attract and retain key executives that are critical to the success of the company.

These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance. The compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and individual objectives; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders.

Our Director of Human Resources administers the company’s compensation program for the executive officers named in the Summary Compensation Table in this proxy statement (the “named executive officers”). As such, the Director of Human Resources prepared a report (“Report”), with input from our Chief Executive Officer, which included recommendations for compensation for 2007 for the other named executive officers. The Report was submitted to the Compensation Committee for review and was used by the Compensation Committee to determine base salaries for 2007, determine incentive compensation under the Executive Incentive Compensation Plan (“Executive Compensation Plan”), and review previously granted equity awards and recommendations for future awards. The Report included two compensation surveys. The first survey, conducted by our human resources department, was obtained from reviewing SEC proxy statement filings of the most comparable publicly held medical device companies. The second survey was conducted by Top Five Data Services, Inc. and the results were included in a report titled the “MEDIC Executive Compensation Survey” (“MEDIC Report”). We did not engage an independent compensation consultant in determining recommendations for executive officer compensation.

In making compensation decisions, the Compensation Committee, at times, compares certain elements of total compensation against other comparable publicly traded companies in the same or related industry, including the companies in the two surveys (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is annually reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and stockholder investment. Such companies may have a similar number of employees, have comparable revenue levels or be headquartered in the State of Minnesota. The companies in the survey that we conducted include:

Angeion	Biosphere	Lifecore Biomedical	Spectranetics
AngioDynamics	Diomed	Micrus Endovascular	Synovis
Aspect Medical	ev3	NMT Medical	Urologix
Atricure	Iridex	Possis	Vital Images
ATS Medical	Kensey Nash	RITA Medical Systems	VNUS Medical

The companies in the MEDIC Report include 75 privately and publicly held medical device companies.

The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Compensation Committee considers quantitative performance results of the company and the overall need of the organization to attract, retain and motivate the executive team.

Determining the Chief Executive Officer’s Compensation

The Compensation Committee makes a recommendation to the Board for the Chief Executive Officer’s total compensation package. The Compensation Committee meets in executive session (without the Chief Executive Officer present) to formulate its recommendation for the Chief Executive Officer’s base pay, annual incentive compensation and stock-based compensation. These recommendations are generally based upon:

•	an evaluation of total compensation made to chief executive officers in the Compensation Peer Group;
•	an evaluation of the Chief Executive Officer’s performance for the fiscal year conducted by the Compensation Committee;
•	an evaluation of the proposed total compensation of the Chief Executive Officer in comparison to the other executive officers; and
•	a comparison of the differential of total compensation made to chief executive officers and executive officers in the Compensation Peer Group.

The evaluation is also based upon the Chief Executive Officer’s success in achieving his performance objectives which include financial, strategic and company culture/leadership goals.

Determining Compensation for the Named Executive Officers (Other than the Chief Executive Officer)

The Compensation Committee approves the total compensation (including salary, annual incentive compensation, and stock-based compensation) for our named executive officers (excluding the Chief Executive Officer), based upon:

•	the executive’s scope of responsibilities;
•	market competitive assessment of similar roles within the Compensation Peer Group;
•	internal comparisons to the compensation of other executives, including the Chief Executive Officer;
•	oral evaluations of performance for the fiscal year, as submitted by the Chief Executive Officer; and
•	the Chief Executive Officer’s recommendations for each named executive officer’s base pay, annual incentive compensation and stock-based compensation amounts.

Base Salaries

In addition to reviewing the salaries paid to executive officers in the Compensation Peer Group, the Compensation Committee analyzes each named executive officer’s individual performance during the prior year, the company’s overall performance during the prior year, and historical compensation levels within the executive officer group in determining base salaries. Salaries are further based on experience level and time in the position, and are intended to be competitive with salaries paid to comparable executives in similar positions at other medical device companies within the Compensation Peer Group. The Compensation Committee believes executive salaries must be sufficient to attract and retain key individuals. The Compensation Committee does not use a set formula in determining base salaries nor does it set salaries based upon a certain percentage or range of salaries as compared to those executives in the Compensation Peer Group. It is our policy not to pay our named executive officers at the highest salary level relative to the officer’s peers but rather to set his or her compensation on the basis of achieving corporate and individual goals, the value of the position within the company, the value that individual brings to the position, and historical compensation levels within our executive officer group.

For fiscal 2007, the named executive officers generally received base salary increases of approximately 2.7% to 11.8%, consistent with increases provided to other salaried employees of the company. The Compensation Committee approved the following base salaries for each of the named executive officers for the fiscal years ended 2007 and 2006:

Name	2007 Base Salary	2006 Base Salary	Percentage Increase
Howard Root	$310,000	$290,000	6.9%
James Hennen	$190,000	$170,000	11.8%
Deborah Neymark	$210,000	$200,000	5.0%
James Quackenbush	$190,000	$185,000	2.7%
Fred Reuning	$160,000	$145,000	10.3%

Incentive Bonus Awards

In determining bonus awards, the Compensation Committee is responsible for the administration of our Executive Compensation Plan which was established by the Compensation Committee in 2000 (and revised in 2003). The purpose of the Executive Compensation Plan is to provide executive officers with the opportunity to earn annual incentive bonus awards which commensurate with the company’s financial performance and the executive officer’s individual contributions to that performance which are competitive with companies in the Compensation Peer Group.

Under the Executive Compensation Plan, the Chief Executive Officer can earn a bonus of 40% of his base salary and Vice Presidents can earn a bonus of 25% of their base salary. The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the Vice Presidents’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives.

At the beginning of each year, certain corporate, department and individual performance goals are set. The corporate objectives are initially proposed by our Chief Executive Officer. The Compensation Committee then reviews, revises and approves the corporate objectives and makes recommendations to the Board of Directors. The individual performance objectives are initially proposed by each executive officer in consultation with the Chief Executive Officer. The Compensation Committee then reviews, revises and approves the individual performance objectives and makes recommendations to the Board of Directors.

Each fiscal quarter the Board of Directors reviews the performance of the company against the corporate objectives, and reviews the performance of each executive officer against their individual objectives. As necessary, the Compensation Committee may modify or re-weight the corporate objectives and/or individual objectives during the course of the fiscal year to reflect changes in the company’s business plan. The Compensation Committee did not modify or re-weight the corporate objectives or any individual objectives in 2007. Based upon results achieved, the executive officers receive bonus awards according to the following standards.

Management Performance Award Schedule

Annual Achievement of Objectives

Performance Level	Percent of Objective’s Target Bonus Earned
Outstanding	125% of objective’s pay out
Target = 100%	100% of objective’s pay out
Threshold (1)	Assigned percentage of objective’s pay out
Below Threshold (1)	None or purely discretionary pay out

(1)	The Compensation Committee assigns a threshold performance level below 100% for attainment of some of the objectives and corresponding threshold payout percentages.

2007 Vascular Solutions Corporate Objectives

The following table outlines the 2007 corporate objectives set under the Executive Compensation Plan as well as the relative weightings assigned to each objective.

Vascular Solutions Corporate Objectives	Weight of Objective
1) Achieve over $53 million in net revenue in 2007.	50%
2) Attain 2007 annual net income before taxes of at least $1.5 million.	20%
3) Acceptably resolve the intellectual property issues with Diomed and VNUS (through winning the lawsuit, settling the lawsuit on acceptable terms or launching a differentiated Vari-Lase Bright Tip™ product and method).	10%
4) Launch the Gopher catheter by June 1, 2007 with acceptable clinical results, acceptable quality, and revenue of at least $500,000 in 2007.	10%
5) Develop at least two new products (beyond those scheduled for launch in 2007) to design freeze by December 31, 2007 that will be scheduled for launch in 2008 with 2008 projected revenue of at least $1 million each.	10%

In 2007, net revenue for Vascular Solutions was $52,864,100. The Compensation Committee, therefore, determined that Vascular Solutions achieved 95% of the first corporate objective.

In 2007, Vascular Solutions realized $1,770,799 in net income, excluding litigation and taxes, and therefore achieved 100% of the second corporate objective.

In analyzing the third objective, the Compensation Committee recognized that Vascular Solutions lost the Diomed lawsuit. The Compensation Committee noted, however, that Vascular Solutions successfully launched the Bright Tip fiber in April 2007 and that the Bright Tip had shown excellent clinical results. The Compensation Committee also considered that Vari-Lase sales had increased each quarter since the jury verdict. In regards to the VNUS lawsuit, the Compensation Committee recognized that the trial, which had been initially set for October 2007, had been delayed until June 2008 due to certain scheduling issues. In light of the foregoing, the Compensation Committee determined that Vascular Solutions acceptably resolved the issues with Diomed but did not meet its objective concerning the VNUS lawsuit. As a result, the Compensation Committee determined that Vascular Solutions achieved 50% of the third corporate objective.

For the fourth corporate objective, the Compensation Committee noted that the first Gopher catheter cases were performed in the second quarter of 2007. After those cases were performed and physician feedback was obtained, additional improvements were made to the Gopher catheter in the third quarter. A second version of the Gopher catheter was developed and clinically used in December 2007. After analyzing the current status of the Gopher catheter, the Compensation Committee determined that Vascular Solutions achieved acceptable clinical results for the Gopher catheter but did not meet its sales objective. As a result, the Compensation Committee determined that Vascular Solutions achieved 50% of the fourth corporate objective.

For the last corporate objective, the Compensation Committee noted that one product was launched in 2008 with over $1 million in revenue budgeted in 2008 and therefore determined that Vascular Solutions achieved 50% of this corporate objective.

The following table summarizes the results of Vascular Solutions 2007 corporate objectives and the Compensation Committee’s determination of the achievement of those objectives as described above.

Vascular Solutions Corporate Objectives	Achievement of Objective	Total
1) Achieve over $53 million in net revenue in 2007.	95%	47.5%
2) Attain 2007 annual net income before taxes of at least $1.5 million.	100%	20%
3) Acceptably resolve the intellectual property issues with Diomed and VNUS (through winning the lawsuit, settling the lawsuit on acceptable terms or launching a differentiated Vari-Lase Bright Tip product and method).	50%	5%
4) Launch the Gopher catheter by June 1, 2007 with acceptable clinical results, acceptable quality, and revenue of at least $500,000 in 2007.	50%	5%
5) Develop at least two new products (beyond those scheduled for launch in 2007) to design freeze by December 31, 2007 that will be scheduled for launch in 2008 with 2008 projected revenue of at least $1 million each.	50%	5%
	Total	82.5%

As reflected in the above table, in 2007 82.5% of the overall corporate objectives were achieved.

2007 Individual Objectives

The 2007 individual objectives set under the Executive Compensation Plan for each of the named executive officers are summarized below.

Howard Root’s individual objectives were generally based upon the following: retaining and improving senior management; developing and launching new products; meeting certain goals of the 2007 Investor Relations plan; creating and implementing a strategic plan for Vascular Solutions through 2010; and successfully managing a relationship with a key supplier. Overall, Mr. Root met 63.0% of his individual objectives.

James Hennen’s individual objectives were generally based upon the following: meeting certain goals of the 2007 Investor Relations plan; developing a materials cost reduction plan; successfully managing the over 60 day outstanding receivables; and successfully managing 2007 operating expenses at or below the 2007 budget. Overall, Mr. Hennen met 81.25% of his individual objectives.

Jim Quackenbush’s individual objectives were generally based upon the following: achieving projected costs of goods sold targets for certain products; maintaining certain on time shipping rates for our product lines with no recalls for production-related issues; completing construction of the new gelatin production facility at Vascular Solutions’ Plymouth facility by a certain date; successfully managing all facility maintenance and building modifications required to meet business growth requirements in 2007; completing a written plan for facility requirements after September 2008; and successfully managing the manufacturing implementation of five new products in 2007 as developed by the Research & Development department in order to release the products on scheduled launch dates. Overall, Mr. Quackenbush met 88.5% of his individual objectives.

Deborah Neymark’s individual objectives were generally based upon the following: preparing, submitting and receiving FDA clearance for U.S. launch for certain products; preparing, submitting and receiving approval of all necessary documentation for CE mark for certain products by certain dates; preparing, submitting and receiving approval of all necessary regulatory documentation for U.S. launch of the Vari-Lase Bright Tip fiber by a date certain; ensuring regulatory compliance by KEMA; performing regulatory and clinical activities on the surgical use of ThrombiGel and ThrombiGel Paste; and maintaining aggregate clinical and regulatory expenses at a certain set level. Overall, Ms. Neymark met 77.0% of her individual objectives.

Fred Reuning’s individual objectives were generally based upon the following: developing new marketing plans for our vein products that demonstrate an increase in sales; improving the company’s advanced clinical training program; substantially improving the amount and content of marketing materials and information delivered to our sales force; developing a new product idea and submitting it for FDA approval by year’s end, retaining key employees in the marketing department; and proposing and gaining regulatory approval for a certain product. Overall, Mr. Reuning met 37.5% of his objectives.

Bonuses Awarded

At its December 2007 meeting, the Compensation Committee analyzed the percentages of achievement of the corporate and individual objectives in awarding bonuses under the Executive Compensation Plan subject to the company’s final year-end numbers. The Compensation Committee approved the 2007 bonus awards on February 1, 2008. For fiscal 2007, Mr. Root’s incentive bonus award consisted of $76,725 based on achievement of the corporate objectives and $19,530 based on achievement of his individual objectives. For fiscal 2007, Mr. Hennen’s incentive bonus award consisted of $19,594 based on achievement of the corporate objectives and $19,297 based on achievement of his individual objectives. For fiscal 2007, Ms. Neymark’s incentive bonus award consisted of $21,656 based on achievement of the corporate objectives and $20,213 based on achievement of her individual objectives. For fiscal 2007, Mr. Quackenbush’s incentive bonus award consisted of $19,594 based on achievement of the corporate objectives and $21,018 based on achievement of his individual objectives. For fiscal 2007, Mr. Reuning’s incentive bonus award consisted of $16,500 based on achievement of the corporate objectives and $7,500 based on achievement of his individual objectives. The following table summarizes the total bonus award for each named executive officer in 2007.

Name	Potential Bonus as a Percentage of Base Salary (%)	Corporate Level of Achievement of Objectives in 2007 (%)	Individual Level of Achievement of Objectives in 2007 (%)	Bonus Earned (%)	Bonus Awarded ($)
Howard Root	40.00(1)	82.50	63.00	77.60	96,255
James Hennen	25.00(2)	82.50	81.25	81.90	38,891
Deborah Neymark	25.00(2)	82.50	77.00	79.80	41,869
James Quackenbush	25.00(2)	82.50	88.50	85.50	40,612
Fred Reuning	25.00(2)	82.50	37.50	60.00	24,000

(1)   Weighted 75% in corporate objective and 25% on individual objectives.

(2)   Weighted 50% in corporate objective and 50% on individual objectives.

Long-Term Incentives

Long-term incentives are provided to the named executive officers through the grant of restricted shares. The general policy of the company is to grant restricted shares to executives at the first Board of Directors meeting of the year. The grants are designed to align the interest of each executive officer with those of our shareholders and provide each executive officer with an incentive to manage our business from the perspective of an owner with an equity stake in the business. In general, we view the grants as incentives for future performance and not as compensation for past accomplishments. While there is no set formula that we use in granting restricted stock shares to executive officers, the Compensation Committee takes into consideration the job responsibilities, experience and contributions of the individual, time in the position, as well as the recommendations of our Chief Executive Officer, in determining the amount (if any) of restricted shares to award to executive officers. The Compensation Committee also considers stock awards made by companies in the Compensation Peer Group and awards made to other executive officers of the company.

In 2007, the Compensation Committee reviewed and recommended to the Board of Directors for approval the following restricted share awards to the named executive officers. The Board of Directors approved the following restricted share awards as a reflection of each individual performance and the impact of the executive’s knowledge, skills and abilities to meet the corporation’s milestones for the year ended December 31, 2007:

Names	2007 Restricted Stock Award
Howard Root	35,000
James Hennen	10,000
Deborah Neymark	10,000
James Quackenbush	10,000
Fred Reuning	10,000

The restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of the grant. The restricted stock award is further conditioned on continued employment with Vascular Solutions. In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited.

Payment of Each Element of Compensation

In 2007, the Compensation Committee chose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance goals. As discussed above and in the tables and notes that follow, the amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each named executive officer:

•	the executive’s performance against corporate objectives from the previous year;
•	the executive’s performance against individual objectives from the previous year;
•	the executive’s performance of general management responsibilities; and
•	the executive’s contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive management team.

There is no pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, in general, our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain executive officers, while providing incentives to maximize long-term value for the company and our shareholders. We provide cash compensation in the form of base salary to meet competitive salary norms and require good performance and in the form of bonus compensation to reward superior performance against specific short-term goals.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee believes that options and restricted stock awards granted under our Stock Option and Stock Award Plan will meet the requirements for qualifying as performance-based.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our named executive officers in 2007 and is not anticipated to affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee of the Board of Directors:

Michael Kopp, Chairman

Paul O’Connell

Jorge Saucedo

Summary Compensation Table

The following table shows compensation for the last two fiscal year for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2007 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2007.

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Howard Root Chief Executive Officer	2007 2006	310,000 290,000	131,101 25,574	80,246 137,512	96,255 94,250	― ―	617,602 547,336
James Hennen Vice President of Finance, Chief Financial Officer and Secretary	2007 2006	190,000 170,000	51,536 20,460	12,056 21,470	38,891 38,250	1,957 1,880	294,440 252,060
Deborah Neymark Vice President of Regulatory Affairs, Clinical Research & Reimbursement	2007 2006	210,000 200,000	40,586 10,230	24,112 42,072	41,869 35,875	2,625 2,308	319,192 290,485
James Quackenbush Vice President of Manufacturing	2007 2006	190,000 185,000	40,586 10,230	18,086 31,557	40,612 38,445	2,192 2,113	291,476 267,345
Fred Reuning Vice President of Marketing	2007 2006	160,000 145,000	32,374 2,557	24,672 42,240	24,000 31,492	1,675 1,812	242,721 223,101

(1)

The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our consolidated statement of operations for the fiscal year. The current year FAS 123R expense includes expenses from stock and option award grants made in the current year as well as from grants made in previous years. The assumptions used to determine this compensation expense are as follows: the stock award dollar value per share was not reduced in 2007, but was initially set with a 30% discount in 2006 off the grant date fair value due to illiquidity factors, which was $10.50 in 2007 and $5.41 in 2006 on the date of grant for these awards, a 10% forfeiture rate was used in both years for all stock awards and stock options, the expected life was 5.5 years in both years, the expected volatility rate was 40% in 2007 and 41% in 2006, no dividends will be paid, and the risk free interest rate was 4.95% in 2007 and 4.62% in 2006. A complete discussion of the Stock Option and Award Plan and all valuation assumptions is included in Notes 2 and 8 to the Consolidated Financial Statements included in our Form 10-K for the years ended December 31, 2007 and 2006.

(2)	Represents bonuses earned under our Executive Compensation Plan as described under Incentive Bonus Award in the Compensation Discussion and Analysis.

(3)	Amounts shown for each executive officer include the matching contributions made to the 401(k) savings plan on behalf of the executive officer.

Grants of Plan-Based Awards

The following table summarizes the 2007 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)
		Threshold($)	Target($)	Maximum($)
Howard Root	―	―	96,255	124,000	―	―
	1/26/07	―	―	―	35,000	276,094
James Hennen	―	―	38,891	47,500	―	―
	1/26/07	―	―	―	10,000	78,884
Deborah Neymark	―	―	41,869	52,500	―	―
	1/26/07	―	―	―	10,000	78,884
James Quackenbush	―	―	40,612	47,500	―	―
	1/26/07	―	―	―	10,000	78,884
Fred Reuning	―	―	24,000	40,000	―	―
	1/26/07	―	―	―	10,000	78,884

(1)	The grant date of all equity awards is the date on which the Board of Directors or Compensation Committee approved the award.

(2)

Represents bonuses that may be earned under Executive Compensation Plan. The target bonus for each executive officer will be a percentage of the respective base annual salary for the executive officer. Under the Executive Compensation Plan, the Chief Executive Officer can earn a bonus of 40% of his base salary and Vice Presidents can earn a bonus of 25% of their base salary. The bonuses are based on corporate and individual performance. The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the Vice Presidents’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives. Under the Executive Compensation Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Executive Compensation Plan allows for payouts at less than target level, all threshold payments, if any, are made at the sole discretion of the Compensation Committee. In certain instances, the Executive Compensation Plan allows for payment of awards in excess of the target. The bonuses are reviewed and approved by the Compensation Committee. The actual awards made to the executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(3)

Represents restricted stock awarded under the Stock Option and Stock Award Plan. Each restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant. The restricted stock award is further conditioned on continued employment with Vascular Solutions. In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited. Holders of restricted stock have the right to receive dividends on the shares of restricted stock held by them.

(4)

The grant date fair value of the restricted stock in this column was computed by multiplying the number of shares of restricted stock by the closing market price of a share of our common stock on the date of grant, less a 10 percent forfeiture rate as required under FAS 123R.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the unexercised stock options and unvested restricted stock held at the end of fiscal year 2007 by the executive officers named in the Summary Compensation Table.

	Option Awards			Stock Award
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Howard Root	11/22/1999	50,000	―	6.00	11/22/2009	1/25/2006 (2)	25,000	162,500
	12/22/1999	150,000	―	6.00	12/22/2009	1/26/2007 (2)	35,000	227,500
	1/22/2001	25,000	―	7.31	1/22/2011
	10/19/2001	25,000	―	2.51	10/19/2011
	2/18/2003	50,000	―	0.84	2/18/2013
	1/27/2004(3)	48,000	2,000	6.74	1/27/2014
	1/28/2005(3)	54,000	21,000	9.46	1/28/2015

James Hennen	4/16/2002	4,000	―	2.37	4/16/2012	1/25/2006 (2)	20,000	130,000
	7/16/2002	6,000	―	1.45	7/16/2012	1/26/2007 (2)	10,000	65,000
	2/18/2003	10,000	―	0.84	2/18/2013
	1/27/2004(3)	9,600	400	6.74	1/27/2014
	1/28/2005(3)	7,200	2,800	9.46	1/28/2015

Deborah Neymark	10/19/2001	7,500	―	2.51	10/19/2011	1/25/2006 (2)	10,000	65,000
	2/18/2003	25,000	―	0.84	2/18/2013	1/26/2007 (2)	10,000	65,000
	2/18/2003	20,000	―	0.84	2/18/2013
	1/27/2004(3)	19,200	800	6.74	1/27/2014
	1/28/2005(3)	14,400	5,600	9.46	1/28/2015

James Quackenbush	10/19/2001	5,000	―	2.51	10/19/2011	1/25/2006 (2)	10,000	65,000
	2/18/2003	50,000	―	0.84	2/18/2013	1/26/2007 (2)	10,000	65,000
	2/18/2003	15,000	―	0.84	2/18/2013
	1/27/2004(3)	14,400	600	6.74	1/27/2014
	1/28/2005(3)	10,800	4,200	9.46	1/28/2015

Fred Reuning	7/1/2005(3)	12,000	8,000	11.62	7/2/2015	1/25/2006 (2)	2,500	16,250
						1/26/2007 (2)	10,000	65,000

(1)

“Market Value” has been determined based on the last sale price of our common stock ($6.50) as reported by NASDAQ on December 31, 2007, the last business day of the year, multiplied by the number of shares that have not vested.

(2)

Each restricted stock award vests 50% at the two-year anniversary of the date of grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant.

(3)	The options vest with respect to 26% of the shares granted on the first anniversary of the date of grant and in 2% monthly increments thereafter.

Option Exercises

The following table summarizes information with respect to stock option awards exercised during fiscal 2007 for one of our executive officers named in the Summary Compensation Table.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Howard Root	16,211	$131,341

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

Employment Agreements, Termination and Potential Change in Control Payments

We have entered into employment agreements with each of the named executive officers. The employment agreements provide for employment “at will” which may be terminated by either party for any reason upon ten business days’ prior written notice. The base salary and bonus for each of the named executive officers are determined by the Compensation Committee of our Board of Directors. During the term of his or her employment agreement and for a period of one year after its termination, each named executive officer is prohibited from competing with us in any entity whose business is directly competitive with our business.

The employment agreements provide for the payment of certain benefits to the named executive officers if their employment terminates following a “change in control.” The agreements provide for benefits if an officer’s employment is terminated within 12 months following a change in control unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death. “Good reason” is defined as the termination of employment as a result of either a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 50 miles. A “change in control” is generally defined as an acquisition of more than 50% of our outstanding common stock by any person or group, the merger or sale of Vascular Solutions or the replacement of a majority of our Board of Directors with directors not recommended by the existing Board of Directors. The agreements provide for lump sum payments or payments periodically in accordance with our normal payroll practices in effect from time-to-time following termination in amounts equal to 12 times the officer’s monthly base salary.

The following table shows the potential payments upon termination or a “change of control” of the company on December 31, 2007 for each of our named executive officers.

Name	Type of Payment	Voluntary Termination, Retirement, For Cause Termination on 12/31/07 ($)	Payment Upon Death on 12/31/07 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change-in-Control on 12/31/07 ($)

Howard Root
	Cash Compensation (1)	―	―	310,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	―	390,000
	Accrued Benefits (4)	29,808	29,808	29,808
	Total	29,808	29,808	729,808

James Hennen
	Cash Compensation (1)	―	―	190,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	―	195,000
	Accrued Benefits (4)	16,646	16,646	16,646
	Total	16,646	16,646	401,646

Deborah Neymark
	Cash Compensation (1)	―	―	210,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	―	130,000
	Accrued Benefits (4)	16,277	16,277	16,277
	Total	16,277	16,277	356,277

James Quackenbush
	Cash Compensation (1)	―	―	190,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	―	130,000
	Accrued Benefits (4)	9,243	9,243	9,243
	Total	9,243	9,243	329,243

Fred Reuning
	Cash Compensation (1)	―	―	160,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	―	81,250
	Accrued Benefits (4)	1,626	1,626	1,626
	Total	1,626	1,626	242,876

(1)	Payment based on fiscal year 2007 salary.

(2)	No amounts were determined for stock options as in all instances the exercise price of the unvested options was greater than the current fair market value ($6.50) of the stock at December 31, 2007.
(3)

The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2007 ($6.50). In this event, the vesting period for the awards was accelerated.

(4)

The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 25, 2008 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table above and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of February 25, 2008 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of February 25, 2008 is also listed separately under the column entitled “Number of Shares Underlying Options Beneficially Owned.”

Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Percentage of ownership is based on 15,752,836 shares of common stock outstanding on February 25, 2008.

Name	Number of Shares Beneficially Owned	Number of Shares Underlying Options Beneficially Owned	Percent of Shares Outstanding
Entities affiliated with Stephens, Inc. (1)	2,138,819	―	13.6%
Kairos Partners III Limited Partnership (2)	875,436	―	5.6
Howard Root	780,927	410,000	4.8
James Quackenbush	132,725	97,000	*
Deborah Neymark	123,981	88,500	*
Richard Nigon (3)	80,500	70,000	*
James Hennen	74,684	38,000	*
John Erb	60,000	40,000	*
Paul O’Connell	42,000	40,000	*
Michael Kopp	40,000	40,000	*
Fred Reuning	33,114	13,600	*
Jorge Saucedo	30,000	27,000	*
J. Robert Paulson, Jr.	30,000	30,000	*
Charmaine Sutton (4)	14,862	7,500	*
All directors and executive officers as a group (12 persons)	1,442,793	901,600	8.7%

_________________

*Less than 1%

(1)

1,610,034 of the shares are held by Stephens Vascular Preferred, LLC and 522,920 of the shares are held by Stephens Vascular Options, LLC and 5,865 of the shares are held by SF Holding Corp. The address is 111 Center Street, Suite 2500, Little Rock, AR 72201. Stephens Vascular Preferred, LLC and Stephens Vascular Options, LLC are affiliates of Stephens Inc. and have contributed their shares of our common stock to a voting trust pursuant to which the trustee of the trust has sole voting power. The voting trust is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as votes cast “for” and “against” those proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes substantial limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in June 2010 or such earlier time as Stephens Inc. ceases to be a market maker of our common stock. The name and address of the trustee of the voting trust agreement are: Steve Patterson, 349 Colony Drive, Naples, Florida 34108.

(2)

This information and the following information are derived from a Schedule 13G filed with the SEC on February 12, 2008. The shares reported are held by Kairos Partners III Limited Partnership (the “Partnership”). John F. White, James Rice, Kenneth L. Wolfe, Foster L. Aborn are members of the investment committee of the Partnership. The committee has voting and investment power of the shares reported. The address of the Partnership is 600 Longwater Drive, Suite 204, Norwell, Massachusetts 02061.

(3)	Includes 500 shares held by Mr. Nigon’s wife. Mr. Nigon disclaims beneficial ownership of the shares held in the name of his wife.
(4)	Includes 2,362 shares held by Ms. Sutton’s husband. Ms. Sutton disclaims beneficial ownership of the shares held in the name of her husband.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to us and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10% beneficial owners have been timely met.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is composed of the following non-employee directors: Mr. Erb, Mr. Nigon and Ms. Sutton. Mr. Nigon currently serves as the Chairman of the Audit Committee. All of the members of the Audit Committee are independent for purposes of the NASDAQ Global Market listing requirements and the rules of the SEC. The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on our financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC.

Members of the Audit Committee:

Richard Nigon, Chairman

John Erb

Charmaine Sutton

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While we are not required to do so, we are submitting the appointment of Virchow, Krause & Company, LLP (“Virchow Krause”) as our independent registered public accounting firm for our fiscal year ending December 31, 2008 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection. It is not, however, obligated to appoint another independent registered public accounting firm.

Representatives of Virchow Krause are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF VIRCHOW KRAUSE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2008 annual meeting of shareholders is necessary to ratify the appointment of Virchow Krause. Proxies will be voted FOR ratifying the appointment unless otherwise specified.

ADDITONAL INFORMATION ABOUT OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Audit Fees

Fees billed or expected to be billed to us for audit services by Virchow Krause for the audit of our annual financial statements and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2007 and 2006 were $150,300 and $139,171, respectively.

Audit-Related Fees

No fees were billed or are expected to be billed to us by Virchow Krause for audit-related services provided during the fiscal years ended December 31, 2007 and 2006.

Tax Fees

No fees were billed or are expected to be billed to us by Virchow Krause for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2007 or 2006.

All Other Fees

No fees were billed or are expected to be billed to us by Virchow Krause for other services not included above during the fiscal years ended December 31, 2007 or 2006.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted service, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent registered public accounting firm during 2007 and 2006 were pre-approved by the Audit Committee.

OTHER MATTERS

As of this date, the Board of Directors does not know of any business to be brought before the annual meeting of shareholders other than as specified above. However, if any matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any shareholder proposals to be considered for inclusion in our proxy material for the 2009 annual meeting of shareholders must be received at our principal executive office at 6464 Sycamore Court, Minneapolis, Minnesota 55369, no later than November 21, 2008. In connection with any matter to be proposed by a shareholder at the 2008 annual meeting, but not proposed for inclusion in our proxy material, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is received by us at our principal executive office by February 4, 2009.

By Order of the Board of Directors

James Hennen

Secretary

Dated: March 21, 2008

VASCULAR SOLUTIONS, INC.

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 22, 2008
3:30 p.m.
Radisson Hotel & Conference Center
3131 Campus Drive
Plymouth, MN 55441

Vascular Solutions, Inc. 6464 Sycamore Court, Minneapolis, MN 55369	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2008.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Howard Root and James Hennen, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

\|/    Please detach here    \|/

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 John Erb 02 Michael Kopp 03 Richard Nigon	04 Paul O’Connell 05 Howard Root 06 Jorge Saucedo	07 Charmaine Sutton	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the selection of Virchow, Krause & Company, LLP as independent auditor of the Company for the year ending December 31, 2008.	☐	For	☐	Against	☐	Abstain
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change?   Mark Box  ☐    Indicate changes below:

Date_________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.